         Exhibit 21

National Penn Bancshares, Inc.

National Penn Bancshares, Inc.
NPB Capital Trust III
NPB Capital Trust IV
NPB Capital Trust V
NPB Capital Trust VI
National Penn Investment Company

National Penn Bank, including its divisions and subsidiaries --
Institutional Advisors, LLC
Link Financial Services, Inc.
Link Abstract, L.P. - 80% owned by Link Financial Services, Inc.
NPB Delaware, Inc.
National Penn Wealth Management, N.A.
National Penn Investors Trust Company (Division)
National Penn Capital Advisors, Inc.
RESOURCES for Retirement (Division)
National Penn Insurance Services, Group, Inc.
Caruso Benefits Group (Division)
Higgins Insurance (Division)
National Penn Management Services, LLC
DFM Realty, Inc.
National Penn Settlement Services, LLC